EXHIBIT 99.1

Aspen Technology Issues Update to Audit Committee Review

Cambridge, Mass – January 31, 2005 – Aspen Technology, Inc. (Nasdaq:  AZPNE) today announced that its Audit Committee has substantially completed its transactional analysis pursuant to the scope of its previously-announced detailed review of certain software license transactions.  As a result of its review, the Audit Committee has identified sixteen transactions entered into during fiscal years 2000, 2001 and 2002 that were accounted for improperly.

The smallest of these transactions involved recorded license revenue of approximately $207,000 and the largest involved recorded license revenue of approximately $4.3 million.  Recorded license revenue associated with these sixteen transactions totaled $18.5 million during the fiscal years 2000 through 2002.  Total previously reported revenue for fiscal years 2000 through 2002 was approximately $915.6 million of which $414.2 million was license revenue.  The Audit Committee has concluded that the reported license revenue associated with these sixteen transactions was overstated during the fiscal years 2000 through 2002 and was understated during the fiscal years 2003 and 2004.  Therefore, the Company’s consolidated financial statements for each of its fiscal years ended June 30, 2000 through June 30, 2004 will be restated.

Additionally, the Audit Committee has determined, based on its assessment of transactional histories, that the accounting for software license sales to resellers beginning in the fiscal year ended June 30, 2001 should have been recorded on a sell-through or consignment basis of accounting rather than a sell-in or upfront basis of accounting.  The adjustments associated with these transactions, some of which are also among those sixteen referenced above, will result in the deferral of license revenue from the period in which it was originally recorded to the period in which the products were sold by the reseller to end users.

License revenues potentially subject to restatement associated with reseller transactions as originally recorded were approximately $16.8 million in fiscal year 2001, $11.0 million in fiscal year 2002, $0.3 million in fiscal year 2003, and $0.4 million in fiscal year 2004.  Total previously reported revenue in fiscal year 2001 was $326.9 million, of which $147.4 million was license revenue; total previously reported revenue in fiscal year 2002 was $320.6 million, of which $133.9 million was license revenue; total previously reported revenue in fiscal year 2003 was $322.7 million, of which $139.9 million was license revenue; and total previously reported revenue in fiscal year 2004 was $325.7 million, of which $152.3 million was license revenue.

The Committee does not currently believe that the foregoing restatements will adversely impact the final reported results for the first or second quarters of fiscal year ending June 30, 2005, ended September 30 and December 31, 2004, respectively.  The Company will record a charge for the expense of the Audit Committee investigation.

The Committee also notes that the Company is assessing the impact of a change in application of Japanese tax law which would have the effect of reducing approximately $1.5 million in previously preliminarily announced license revenue and income in the first fiscal quarter of fiscal year ending June 30, 2005 and increasing income in the third fiscal quarter of fiscal year ended June 30, 2004 by approximately $1.5 million.

The Company presently expects that on or before March 15, 2005, it will file its Form 10-Q for the quarter ended December 31, 2004, its Form 10-Q for the quarter ended September 30, 2004, and its amended Form 10-K/A for the fiscal year ended June 30, 2004.  Although the Company is making every effort to make these required filings by March 15, 2005, there can be no assurance that the Company will file these S.E.C. documents by March 15th.

Because the investigation is ongoing, and because the scope of its work is subject to continuing review, the Committee may have further assessments of these and any other transactions it reviews, and is assessing associated Company controls and practices. Consequently, the final results of the Committee’s review may vary materially from this assessment.

About Aspen Technology

Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to use simulation models to increase efficiency and profitability. aspenONE, a new generation of software solutions from the Company, represents a major step forward in helping process manufacturers achieve their strategic operational excellence initiatives. The first comprehensive offering to address the demands of the Enterprise Operations Management (EOM) market, aspenONE provides companies with integrated systems that enable them to manage and optimize their operational performance. Over 1,500 leading companies already rely on the Company’s software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

The third, fourth and fifth paragraphs of this press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term “will,” “should,” “could,” “anticipates,” “believes” or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including: AspenTech’s lengthy sales cycle which makes it difficult to predict quarterly operating results;  fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech’s ability to raise additional capital as required; AspenTech’s ability to integrate the operations of acquired companies; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; and other risk factors described from time to time in AspenTech’s periodic reports and registration statements filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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AspenTech, aspenONE and the Aspen logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contact:

Joshua Young

Director, Investor Relations & Corp. Communications

617-949-1274

Aspen Technology, Inc.

joshua.young@aspentech.com